UNITED STATES
SECURITIES AND EXCHANGE COMMISION
 Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

RESORT SAVERS, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	46-1993448
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Room 1309 Wanjun Jingmao Bldg. No. 21
Boaxing Rd., Boa An Central
Shenzhen, China 518133
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:                                                                                                                                              None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
 (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share and 15,000,000 shares of preferred stock, par value $0.0001.
Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.  Reference is made to the Company's Articles of Incorporation, By-laws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this Registration Statement, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Item 2.  Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation, and amendments, incorporated herein by reference to the S-1 Registration Statement filed with the Securities and Exchange Commission on March 22, 2013
3.3	By-Laws incorporated herein by reference to the S-1 Registration Statement filed with the Securities and Exchange Commission on March 22, 2013

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RESORT SAVERS, INC.

/s/ Zhou Gui Bin                                                                                                              November 12, 2014
Zhou Gui Bin, President                                                                                                                DATE